Exhibit 99.1

Clearwater Paper Reports Third Quarter 2011 Results

Record Quarterly Net Sales of $501 Million

SPOKANE, Wash.--(BUSINESS WIRE)--October 27, 2011--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter of 2011.

The company reported net earnings of $8.6 million, or $0.37 per diluted share, for the third quarter of 2011, compared to net earnings of $15.0 million, or $0.64 per diluted share, for the third quarter of 2010. The third quarter 2011 earnings before interest, taxes, depreciation and amortization, or EBITDA, was $46.2 million, compared to $40.3 million in the third quarter of 2010. Clearwater Paper acquired Cellu Tissue on December 27, 2010. The third quarter of 2011 includes Cellu Tissue's results, which is the primary reason for many of the variances between the 2011 and 2010 periods.

“We are pleased to surpass the $500 million milestone in quarterly net sales and are continuing our focus on managing expenses in this challenging cost environment,” said Gordon Jones, chairman, president and chief executive officer. “Both the integration of Cellu Tissue and the construction of our Shelby facility are on track, with meaningful contributions expected to begin in 2012.”

“We believe our investment in these growth areas of the business are putting us in a strong strategic position for the future and early customer reception is very positive,” added Jones.

As part of its previously announced share repurchase program, the company repurchased 291,600 shares of outstanding common stock at an average price of $34.30 per share during the third quarter of 2011. The company also effected a two-for-one stock split on August 26, 2011. All prior period share amounts have been adjusted to reflect the stock split.

THIRD QUARTER 2011 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $285.2 million for the third quarter of 2011, as compared to third quarter 2010 net sales of $143.9 million. The increase in net sales was primarily attributable to the inclusion of Cellu Tissue's operating results in the third quarter. Operating income for the third quarter of 2011 was $7.1 million, compared with operating income of $17.9 million for the third quarter of 2010. The decrease in operating income was primarily the result of higher operating costs.

  Tissue volume increased to 134,145 tons in the third quarter of 2011, as compared to 55,069 tons in the third quarter of 2010, with the increase primarily attributable to the addition of Cellu Tissue volumes. Including Cellu Tissue in our third quarter 2010 results would have resulted in pro forma volume of 135,102 tons. The decrease in 2011 tons versus 2010 pro forma tons sold by the combined company was primarily due to converting more parent rolls into finished cases, which results in a yield loss associated with the process of manufacturing finished cases.
  Net selling prices decreased to $2,126 per ton in the third quarter of 2011 versus $2,614 in the third quarter of 2010, due primarily to the inclusion of Cellu Tissue products in the total product mix for the 2011 period. On a pro forma basis, net selling prices were $2,051 in the third of quarter of 2010. Cellu Tissue's operations have a broader range of products and tissue grades than the legacy Clearwater Paper facilities.
  The decrease in operating income was primarily due to higher operating costs including transportation, wage and benefits, packaging materials and chemical costs.

Pulp and Paperboard

Net sales of $215.9 million in the Pulp and Paperboard segment for the third quarter of 2011 increased 3.3%, compared to third quarter 2010 net sales of $209.0 million. Operating income for the quarter rose 24.6% to $26.3 million, compared to $21.1 million for the third quarter of 2010. The increase was primarily due to higher net selling prices for paperboard and lower wood fiber costs, partially offset by higher chemical costs.

  Higher net sales for the 2011 quarter were driven by a 2.4% increase in paperboard pricing to $971 per ton and a 0.3% increase in paperboard volumes to 184,870 tons, each as compared to the third quarter of 2010.
  The increase in net sales was partially offset by a 1.4% decline in external pulp pricing to $684 per ton.
  Major maintenance expense of $3.1 million was incurred in the third quarter of 2011, compared to $4.0 million in the third quarter of 2010.

Taxes

The actual income tax rate for the third quarter of 2011 was 40.7%, compared to an actual rate of 39.3% for the third quarter of 2010. The estimated annual effective tax rate for 2011, without discrete items, is expected to be approximately 34.2%.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the third quarter of 2011 and 2010, including EBITDA. The EBITDA amounts are not in accordance with generally accepted accounting principles (GAAP) and accordingly a reconciliation of EBITDA to net earnings determined in accordance with GAAP is included at the end of this press release.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Thursday, October 27, 2011 at 8 a.m. Pacific time (11 a.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 7 a.m. Pacific time (10:00 a.m. Eastern time). The webcast will be audio only. Investors are recommended to download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine glazed tissue, bleached paperboard, pulp and wood products at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's 4,000 employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company’s management of expenses, the integration of Cellu Tissue, the construction of the company’s Shelby facility, the expected contribution of the Cellu Tissue integration and Shelby facility completion to the company’s future results, the company’s strategic position in the future, and the company’s estimated annual effective tax rate for 2011. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the company's ability to successfully implement its expansion strategies; difficulties with the integration process or the realization of the benefits expected from the company's acquisition of Cellu Tissue; the company's ability to complete, or significant delays in the construction of, its new facilities; competition from larger producers; customers' product preferences; changes in the United States and international economies; changes in raw material and energy costs; cyclical industry conditions; competitive pricing pressure for the company's products; changes in freight costs and disruptions in transportation services; unanticipated manufacturing disruptions; changes in general and industry-specific laws and regulations; unforeseen environmental liabilities or expenditures; labor disruptions; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2011		2010		2011		2010
Net sales	$501,125	100%	$352,927	100%	$1,461,582	100%	$1,027,408	100%
Costs and expenses:
Cost of sales	(448,927)	90%	(303,542)	86%	(1,297,205)	89%	(891,921)	87%
Selling, general and administrative expenses	(26,815)	5%	(20,886)	6%	(81,655)	6%	(59,124)	6%
Total operating costs and expenses	(475,742)	95%	(324,428)	92%	(1,378,860)	94%	(951,045)	93%
Income from operations	25,383	5%	28,499	8%	82,722	6%	76,363	7%
Interest expense, net	(12,100)	2%	(3,819)	1%	(34,425)	2%	(12,236)	1%
Other, net	1,290	-	-	-	585	-	-	-
Earnings before income taxes	14,573	3%	24,680	7%	48,882	3%	64,127	6%
Income tax provision	(5,928)	1%	(9,692)	3%	(20,710)	1%	(28,113)	3%
Net earnings	$8,645	2%	$14,988	4%	$28,172	2%	$36,014	4%

Net earnings per common share:
Basic	$0.38		$0.65		$1.23		$1.57
Diluted	0.37		0.64		1.19		1.52
Average shares outstanding (in thousands):
Basic	22,865		22,958		22,976		22,944
Diluted	23,591		23,583		23,692		23,616

All common share and per share amounts have been adjusted for the two-for-one stock split effected in the form of a stock dividend distributed on August 26, 2011.

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash	$21,071	$18,928
Restricted cash	500	3,637
Short-term investments	85,001	126,095
Receivables, net	182,954	153,335
Taxes receivable	12,382	10,354
Inventories	225,356	228,321
Deferred tax assets	35,345	37,374
Prepaid expenses	6,482	11,415
Total current assets	569,091	589,459

Property, plant and equipment, net	707,064	654,456
Goodwill	229,533	229,533
Intangible assets, net	51,331	56,400
Other assets	13,673	15,488
	$1,570,692	$1,545,336

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$185,547	$184,604
Current portion of long-term debt	-	760
Current liability for pensions and other postretirement employee benefits	9,749	9,749
Total current liabilities	195,296	195,113

Long-term debt, net of current portion	523,638	538,314
Liability for pensions and other postretirement employee benefits	180,036	187,116
Other long-term obligations	35,726	23,369
Accrued taxes	73,884	72,011
Deferred tax liabilities	71,599	61,064
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	587,856	566,701
Accumulated other comprehensive loss, net of tax	(97,343)	(98,352)
	$1,570,692	$1,545,336

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2011		2010 (1)		2011		2010 (1)
Segment net sales:
Consumer Products	$285,237	57%	$143,938	41%	$823,607	56%	$427,134	42%
Pulp and Paperboard	215,888	43%	208,989	59%	637,975	44%	600,274	58%
Total segment net sales	$501,125	100%	$352,927	100%	$1,461,582	100%	$1,027,408	100%

Operating income (loss):
Consumer Products	$7,075	28%	$17,891	63%	$27,758	34%	$69,521	91%
Pulp and Paperboard	26,266	103%	21,073	74%	76,370	92%	35,816	47%
	33,341		38,964		104,128		105,337
Corporate and eliminations	(7,958)	31%	(10,465)	37%	(21,406)	26%	(28,974)	38%

Income from operations	$25,383	100%	$28,499	100%	$82,722	100%	$76,363	100%

(1) Prior period net sales and segment operating income have been adjusted to reflect our change in accounting for intersegment pulp transfers. Commencing January 1, 2011, rather than recording the intersegment transfer of pulp through net sales, the costs of pulp are transferred from the Pulp and Paperboard segment to the Consumer Products segment.

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net earnings	$8,645	$14,988	$28,172	$36,014
Add back:
Interest expense, net	12,100	3,819	34,425	12,236
Income tax provision	5,928	9,692	20,710	28,113
Depreciation and amortization	19,569	11,780	57,108	35,507
EBITDA	$46,242	$40,279	$140,415	$111,870

Cellu Tissue acquisition related expenses	-	3,106	-	3,106

Adjusted EBITDA	$46,242	$43,385	$140,415	$114,976

CONTACT:
Clearwater Paper Corporation
News media:
Matt Van Vleet, 509-344-5912
or
CFO:
Linda Massman, 509-344-5905
or
Investors:
IR Sense
Sean Butson, 509-344-5906